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[ALTERRA LOGO]                                                      EXHIBIT 99.1


                                                                            NEWS

FOR IMMEDIATE RELEASE:
CONTACT: GARY KASTEL, DIRECTOR OF INVESTOR RELATIONS
(800) 236-3454    (414) 641-7492

                   ALTERRA HEALTHCARE COMPLETES ACQUISITION OF
           ADDITIONAL MANOR CARE ASSETS AND CLOSES INITIAL FUNDING OF
     $200 MILLION BANK CREDIT FACILITY UNDER ALTERRA/MANOR CARE PARTNERSHIP

(Brookfield, WI - October 6, 1999) Alterra Healthcare Corporation (AMEX: ALI), the nation's largest and one of the most experienced providers of healthcare assisted living services, reported that it has completed the acquisition of the remaining eight residences under the previously announced agreement to acquire 28 residences from Manor Care (NYSE: HCR). As previously announced, Alterra acquired 20 residences from Manor Care in July 1999 utilizing synthetic lease financing.

Alterra also reported that the previously announced development joint venture established by Alterra and Manor Care has closed on the initial $48.2 million of financing under a $200 million syndicated bank credit facility arranged and led solely by Bank of America. The bank credit facility will finance the joint development of assisted living residences, especially those which serve the needs of individuals suffering from Alzheimer's and other forms of dementia. The current rate under this bank line is LIBOR plus 1.375%.

"The pace of development has clearly slowed in the assisted living industry," commented Bill Lasky, President and CEO. "Recognized as an industry leader, Alterra continues to access funding for growth. Our alliance with Manor Care has also brought additional market and financial strength to our development activities," stated Lasky. "This revolving credit facility will help support our joint development activities with Manor Care over the coming years."

As of September 30, 1999, and including these acquisitions, the Company operated or managed 429 residences with a total capacity of 19,592. Alterra offers supportive and healthcare services to our nation's frail elderly and is the nation's largest operator of free-standing Alzheimer's/dementia care residences. Alterra currently operates in 27 states and has residences under construction and development in 26 states.

The Company's common stock is traded on the American Stock Exchange, under the symbol "ALI."

The statements in this release relating to matters that are not historical facts are forward-looking statements based on management's beliefs and assumptions using currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements


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involve a number of risks and uncertainties, including, but not limited to, substantial debt and operating lease payment obligations, operating losses associated with new residences, the ability to manage rapid growth and business diversification, the need for additional financing, development and construction risks, risks associated with acquisitions, competition, governmental regulation and other risks and uncertainties detailed in the reports filed by the Company with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to publicly update such statements.